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CLEAN DIESEL TECHNOLOGIES, INC.

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TO OUR STOCKHOLDERS:

CDTi has made significant strides from a year ago. We have reduced our costs, improved our gross margins and advanced our products and technologies. We had a very strong year with our original equipment manufacturer (OEM) customer Honda and continued to expand our footprint to other Honda platform models. Our research and development efforts remained largely focused on the continued development of new advanced low-platinum group metal, or PGM, and zero-PGM, or ZPGM, materials and we made important progress growing our patent portfolio.

Our financial performance was marked by continuing improvement throughout the year. We are pleased to report a greater than 26% reduction in our net loss, a nearly 13% decrease in our total operating expenses, and a 360 basis point increase in our gross margin for 2013. We are, however, disappointed in our top line performance for the year, with total revenue declining 8.7% due in large part to a substantial amount of heavy duty diesel systems retrofit sales that occurred in the first quarter of 2012 under the London low emission zone program, which concluded in 2012. Our Heavy Duty Diesel Systems business regained momentum during the second half of the year with a pick-up in the California retrofit market. The bright spot was our Catalyst Division, which achieved revenue growth of 14.1% after excluding intercompany sales. As we mentioned earlier, we experienced steady improvement throughout 2013 and we are pleased to have concluded the year on a strong note, highlighted by revenue growth across both divisions.

We accomplished a number of important operational objectives during the year. In particular, we:

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Continued to expand our product portfolio with successful verifications from the California Air Resources Board and the Environmental Protection Agency, or EPA.

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Strengthened our Board of Directors with the appointment of Lon E. Bell, Ph.D., an experienced industry executive with significant technology and commercialization experience and first-hand understanding of the automotive industry.

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Began supplying CDTi's high-performance Mixed Phase Catalyst technology for Honda’s 2013 Accord Hybrid and Accord Plug-In Hybrid.

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Filed 40 patents pertaining to our unique ZPGM catalyst technologies and 6 patents pertaining to our advanced low-PGM catalyst technology.

Driving a Lean Enterprise

We remain committed to continuous improvement processes that drive operational excellence and cost management throughout our company. This includes leveraging best practices across our platforms and improving functional performance in critical areas such as sales execution, product quality and low cost sourcing. We aim to build a customer-focused culture in all aspects of our business. For several years now, we have focused on operating and financial improvements. In 2013, we were successful in streamlining our manufacturing operations. We took many cost containment actions to control our manufacturing, and general and administrative costs. The work we did to align our cost structure with our current level of sales paid-off as demonstrated by the reduction in our operating expenses by nearly 13% in 2013, compared to the prior year.

The Macro Trends Continue to Remain in Place

We are making additional investments in our advanced low-PGM and ZPGM technologies as we prepare to capitalize on opportunities for top-line growth driven by increasingly stringent emission regulations worldwide. The work we are doing in this area is often evolutionary and based on the specific application and, therefore, will take time and resources to bring to fruition. A component of this strategy includes combining our manufacturing expertise with advanced low-PGM and ZPGM materials to develop advanced catalysts in powder form to allow for potentially broader distribution and delivery options resulting in new commercial opportunities. While it may sound simple, this is a complicated materials science challenge.

All of this work relates directly to the growth drivers of our business. One of the most important is the tightening of worldwide emission standards. We believe that the recent finalization of the EPA’s Tier 3 light-duty vehicle emission standard will provide us with an important future growth opportunity. Tier 3 standards, which are to be phased in between 2017 and 2025, are designed to further reduce emissions from light duty vehicles by approximately 70% to 80% and some heavy duty vehicles by approximately 60%. The EPA expects the new standards to increase per-vehicle PGM loadings by 50% for palladium and 20% for rhodium.

In conversations with OEMs, we consistently hear that minimizing the reliance on and exposure to PGM supply is a critical business concern. The challenge for the industry is to dramatically reduce PGM use while still meeting the increased air quality requirements. As global vehicle production levels continue to increase annually and emission regulations intensify, global demand for the PGMs used in the manufacture of emission control catalysts is expected to increase, resulting in potential supply issues. This presents a real challenge for automotive OEMs. We believe our technology provides a solution to OEMs that contrasts with current solutions; one that reduces the dependence upon increasingly costly and scarce PGMs to meet stringent emission standards, such as Tier 3.

Closing Remarks

With the macro trends looking favorable, we are focused on targeted growth opportunities and executing on our strategy. We made meaningful progress in the execution of our business strategy during 2013, and as a result, delivered significant improvement in many of our key performance metrics. We feel positive about our growth and productivity initiatives as we begin the year, giving us optimism about our ability to deliver improved performance driven by healthy end markets and the strength of our business as we progress through 2014.

In closing, we would like to acknowledge the contribution of all of our employees for their hard work in 2013 and would also like to thank our customers for their confidence in CDTi.

Lastly, on behalf of the Board of Directors and all of us at CDTi, we thank you, our stockholders, for your continued interest and support.

Sincerely,

Alexander Ellis III Chairman of the Board of Directors	Nikhil A. Mehta Member of the Interim Office of the Chief Executive Officer and Chief Financial Officer	Pedro J. Lopez-Baldrich Member of the Interim Office of the Chief Executive Officer, General Counsel, Corporate Secretary and Vice President